Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dakota Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other (2)	6,250,000	$3.715	$23,218,750	.0000927	$2,152.38
Total Offering Amounts					$23,218,750		$2,152.38
Total Fee Offsets							0
Net Fee Due							$2,152.38

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on August 29, 2022, as reported on the NYSE American.